Filed by Snap-on Incorporated
Pursuant to Rule 433 under the Securities Act of 1933
Registration Statement on Form S-3: No. 333-139863

Franchised Dealer Stock Ownership Plan

The 2006 — 2007 Plan year ends on May 14th. Your April deduction is the final contribution for the current Plan year. Withdrawals from this Plan should be turned into the appropriate Regional Center by April 30th in order to ensure processing by May 14th.

The purchase price for the 2006 — 2007 Plan year will be the lesser of the mean of the high and low price of the stock on either May 15, 2006 ($39.79) or May 14, 2007.

If you didn’t participate in or you withdrew from the Plan during 2006 — 2007 and you wish to participate in 2007 — 2008, you must call in your enrollment using the toll-free number — 1-800-311-5259 — between May 15th and June 1st.

Deductions will start with the first statement after June 1st.

For additional information, please see the documents provided (see below).

Snap-on Incorporated has filed a registration statement (including a prospectus and a prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and the prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Snap-on Incorporated will arrange to send you the prospectus and the prospectus supplement if you request them by calling Investor Relations at 1-262-656-5200.

Located at
http://my.snapon.com/dealers/default.asp?page=3